UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2014

 Array BioPharma Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	84-1460811
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

(303) 381-6600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01     Entry into a Material Definitive Agreement.

On December 12, 2014, Array entered into a License Agreement (the “License Agreement”) with Oncothyreon Inc. (“Oncothyreon”). Pursuant to the License Agreement, Array has granted Oncothyreon an exclusive license to develop, manufacture and commercialize ONT-380, an orally active, reversible and selective small-molecule HER2 inhibitor. The License Agreement replaces and terminates the prior Development and Commercialization Agreement under which Oncothyreon and Array were jointly developing ONT-380, and going forward, Oncothyreon will be solely responsible for all pre-clinical and clinical development, regulatory and commercialization activities relating to ONT-380.

Under the terms of the License Agreement, Oncothyreon has agreed to pay Array an upfront fee of $20 million. In addition, if Oncothyreon sublicenses rights to ONT-380 to a third party, Oncothyreon will pay Array a percentage of any sublicense payments it receives, with the percentage varying according to the stage of development of ONT-380 at the time of the sublicense. If Oncothyreon is acquired within three years of the effective date of the License Agreement, and ONT-380 has not been sublicensed to another entity prior to such acquisition, then the acquirer will be required to make certain milestone payments of up to $280 million to Array, which are primarily based on potential ONT-380 sales. Array is also entitled to receive up to a double-digit royalty based on net sales of ONT-380.

The License Agreement will expire on a county-by-country basis ten years following the first commercial sale of the product in each respective country, but may be terminated earlier by either party upon material breach of the License Agreement by the other party or the other party’s insolvency, or by Oncothyreon on 180 days’ notice to Array. Oncothyreon and Array have also agreed to indemnify the other party for certain of their respective warranties and obligations under the License Agreement.

Array expects to file the License Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending December 31, 2014. The foregoing description is qualified in its entirety by reference to the text of the License Agreement when filed.

Item 1.02    Termination of a Material Definitive Agreement

Pursuant to the terms of the License Agreement, Oncothyreon and Array agreed to terminate the Development and Commercialization Agreement, dated May 29, 2013 by and between Oncothyreon and Array (the “Collaboration Agreement”), pursuant to which the companies collaborated on the development and commercialization of certain products utilizing ONT-380 for the treatment of cancer, including breast cancer.

The License Agreement replaces the Collaboration Agreement, and the termination of the Collaboration Agreement was effective on the date the parties entered into the License Agreement. Array did not incur any early termination penalties as a result of termination of the Collaboration Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2014	Array BioPharma Inc.

	By:	/s/ R. Michael Carruthers
R. Michael Carruthers
Chief Financial Officer

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